Exhibit 97

VICTORY CAPITAL HOLDINGS, INC.

Clawback Policy

1.
Purpose; Overview. The purpose of this Clawback Policy (this “Policy”) is to set forth the circumstances under which a Covered Executive will be required to repay or return Erroneously Awarded Compensation to Victory Capital Holdings, Inc. (together with its Affiliates, the “Company”). The Board of the Company has adopted this Policy in accordance with the terms herein and is intended to comply with Nasdaq Listing Rule 5608, as such rule may be amended from time to time (the “Listing Rule”). Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms under Section 10 of this Policy.
2.
Recovery of Erroneously Awarded Compensation. Upon the occurrence of a Restatement, if the Committee determines that a Covered Executive Received any Erroneously Awarded Compensation, the Company shall reasonably promptly take steps to recover such Erroneously Awarded Compensation, and each Covered Executive shall be required to take all actions necessary to enable such recovery, provided, however, that there shall be no duplication of recovery under this Policy and any of Section 304 of The Sarbanes-Oxley Act of 2002, Section 10D of the Exchange Act, or provisions or terms of other Company policies or compensation plans or awards. In no event shall the Company be required to award a Covered Executive an additional payment if the restated or accurate financial results would have resulted in a higher Incentive Compensation payment.
(a)
Means of Recovery. The Committee shall determine, in its sole discretion and in a manner that effectuates the purpose of the Listing Rule, one or more methods for recovering any Erroneously Awarded Compensation hereunder, which may include, without limitation: (i) requiring cash reimbursement of cash Incentive Compensation previously paid; (ii) seeking recovery or forfeiture of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards granted as Incentive Compensation; (iii) offsetting the amount to be recovered from any compensation otherwise owed by the Company to the Covered Executive, or forfeiture of deferred compensation, to the extent consistent with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder; (iv) cancelling outstanding, or forfeiting of, vested or unvested cash or equity awards (including those subject to service-based and/or performance-based vesting conditions, or for which such conditions have been satisfied); (v) cancelling, offsetting or reducing future compensation; and/or (vi) taking any other remedial and recovery action permitted by law, as determined by the Committee. Notwithstanding the foregoing, the Company makes no guarantee as to the treatment of such amounts under Section 409A, and shall have no liability with respect thereto. For the avoidance of doubt, except as set forth in Section 2(b) below, in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of a Covered Executive’s obligations hereunder.
(b)
Exceptions to the Recovery Requirement. Notwithstanding anything in this Policy to the contrary, Erroneously Awarded Compensation need not be recovered pursuant to this Policy if the Committee determines that recovery would be impracticable as a result of any of the following:

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i.
the direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered; provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Exchange; or
ii.
recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to the Exchange, that recovery would result in such a violation and a copy of the opinion is provided to the Exchange; or
iii.
recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder.
(c)
Failure to Repay. To the extent that a Covered Executive fails to repay all Erroneously Awarded Compensation to the Company when due, the Company shall take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Covered Executive. The Committee may require that the applicable Covered Executive shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.
(d)
Release. In the event the Company is required to recoup Erroneously Awarded Compensation from a Covered Executive who is no longer an employee pursuant to the Policy, the Company will be entitled to seek such recovery in order to comply with applicable law, regardless of the terms of any release of claims or separation agreement such individual may have signed.
3.
Indemnification Prohibition. The Company shall not indemnify any Covered Executive against the loss of any Erroneously Awarded Compensation for which the Committee has determined to seek recovery pursuant to this Policy. To the extent any such agreement or organizational document purports to provide otherwise, the Covered Executive hereby irrevocably agrees to forego such indemnification.
4.
Administration; Interpretation. The Committee shall administer this Policy. The Committee shall have full authority to interpret and enforce the Policy in a manner consistent with its intent to meet the requirements of the Listing Rule and any other applicable law and shall otherwise be interpreted (including in the determination of amounts recoverable) in the business

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judgment of the Committee. Notwithstanding the foregoing, any determination that recovery would be impracticable (as described in Section 2(b)(i) of this Policy) must be made by a fully independent compensation committee as determined by the Board under the listing rules of the Exchange, or in the absence of such a fully independent compensation committee, the determination must be made by a majority of the independent directors serving on the Board. Any determinations made by the Committee shall be final, conclusive and binding on all affected individuals. As further set forth in Section 8 below, this Policy is intended to supplement any other clawback policies and procedures that the Company may have in place from time to time pursuant to other applicable law, plans, policies or agreements.
5.
Amendment. The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by any federal securities laws or the Listing Rule. The Committee may terminate this Policy at any time. Notwithstanding anything in this Section 5 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would cause the Company to violate any federal securities laws, SEC rule or the rules of any national securities exchange or national securities association on which the Company’s securities are listed.
6.
Required Disclosure. The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws.
7.
Acknowledgment. To the extent required by the Committee, each Covered Executive shall be required to sign and return to the Company the acknowledgement form attached hereto as Exhibit A pursuant to which such Covered Executive will agree to be bound by the terms of, and comply with, this Policy. For the avoidance of doubt, each Covered Executive will be fully bound by, and must comply with, the Policy, whether or not such Covered Executive has executed and returned such acknowledgment form to the Company. Any applicable award agreement or other document setting forth the terms and conditions of any compensation covered by this Policy shall be deemed to include the restrictions imposed herein and incorporate this Policy by reference and, in the event of any inconsistency, the terms of this Policy will govern. For the avoidance of doubt, this Policy applies to all compensation that is received on or after October 2, 2023, regardless of the date on which the award agreement or other document setting forth the terms and conditions of the Covered Executive’s compensation became effective.
8.
Other Recovery Rights. The Committee intends that this Policy will be applied to the fullest extent of the law. The Committee may require that any employment or service agreement, cash-based bonus plan or program, equity award agreement, or similar agreement entered into on or after the adoption of this Policy shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, cash-based bonus plan or program, or similar agreement and any other legal remedies available to the Company. For the avoidance of doubt, any right of recovery under this Policy will prevail over any other remedies or rights of recovery that may be available to the Company pursuant to the terms of any similar policy to the extent that a larger recovery amount would be recoverable under this Policy.

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9.
Successors. The Policy shall be binding and enforceable against each Covered Executive and, to the extent required by applicable law, his/her beneficiaries, heirs, executors, administrators or other legal representatives.
10.
Severability. If any provision of this Policy is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.
11.
Defined Terms.
(a)
“Affiliate” shall mean each entity that directly or indirectly controls, is controlled by, or is under common control with the Company.
(b)
“Board” shall mean the Board of the Directors of the Company.
(c)
“Clawback Eligible Incentive Compensation” shall mean Incentive Compensation Received by a Covered Executive (i) on or after October 2, 2023, (ii) after beginning service as a Covered Executive, (iii) at any time such individual served as a Covered Executive during the performance period for such Incentive Compensation (irrespective of whether such individual continued to serve as a Covered Executive upon or following the Restatement), (iv) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (v) during the applicable Clawback Period.
(d)
“Clawback Period” shall mean, with respect to any Restatement, the three completed Fiscal Years of the Company immediately preceding the Restatement and any Transition Period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years.
(e)
“Committee” shall mean the Compensation Committee of the Board.
(f)
“Covered Executive” shall mean each current and former Executive Officer of the Company.
(g)
“Erroneously Awarded Compensation” shall mean the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive Compensation that otherwise would have been Received had it been determined based on the restated amounts and computed without regard to any taxes paid by the Covered Executive in respect of the Clawback Eligible Incentive Compensation. For Incentive Compensation based on stock price or total shareholder return, where the amount of erroneously awarded Incentive Compensation is not subject to mathematical recalculation directly from the information in a Restatement:
i.
The calculation of Erroneously Awarded Compensation shall be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive Compensation was Received; and

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ii.
The Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchange.
(h)
“Exchange” shall mean the Nasdaq Stock Market.
(i)
“Executive Officer” shall mean the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Executive officers of the Company’s parent(s) or subsidiaries shall be deemed executive officers of the Company if they perform such policy making functions for the Company. Identification of an executive officer for purposes of this Policy would include at a minimum executive officers identified pursuant Item 401(b) of Regulation S-K.
(j)
“Financial Reporting Measures” shall mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, including, without limitation, stock price and total shareholder return. Financial reporting measures may include “non-GAAP financial measures” as well as other measures, metrics and ratios that are not GAAP measures. For the avoidance of doubt, a financial reporting measure need not be presented in the Company’s financial statements or included in a filing with the SEC.
(k)
“Fiscal Year” shall mean the Company’s fiscal year; provided that a Transition Period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months will be deemed a completed fiscal year.
(l)
“Incentive Compensation” shall mean any compensation (whether cash or equity-based) that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure, including, but not limited to: (i) non-equity incentive plan awards that are earned solely or in part by satisfying a Financial Reporting Measure performance goal; (ii) bonuses paid from a bonus pool, where the size of the pool is determined solely or in part by satisfying a Financial Reporting Measure performance goal; (iii) other cash awards based on satisfaction of a Financial Reporting Measure performance goal; (iv) restricted stock, restricted stock units, stock options, stock appreciation rights, and performance share units that are granted or vest solely or in part based on satisfaction of a Financial Reporting Measure performance goal; and (v) proceeds from the sale of shares acquired through an incentive plan that were granted or vested solely or in part based on satisfaction of a Financial Reporting Measure performance goal. For the avoidance of doubt, Incentive Compensation does not include awards that vest exclusively upon completion of a specified employment period, without any performance condition, and bonus awards that are discretionary or based on subjective goals or goals unrelated to Financial Reporting Measures, and does not include, without limitation: (1) salaries; (2) bonuses paid solely based on satisfaction of subjective standards, such as demonstrating leadership, and/or completion of a specified employment period; (3) non-equity incentive plan awards earned solely based on satisfaction of strategic or operational measures; (4) wholly time-based equity awards; and (5)

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discretionary bonuses or other compensation that is not paid from a bonus pool that is determined by satisfying a Financial Reporting Measure performance goal.
(m)
“Listing Rule” shall have the meaning set forth in Section 1 of this Policy.
(n)
“Received” shall mean, with respect to any Incentive Compensation, actual or deemed receipt, and Incentive Compensation shall be deemed received in the Company’s Fiscal Year during which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if payment, grant or vesting of the Incentive Compensation occurs after the end of that period.
(o)
“Restatement” shall mean an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the Company’s previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The date that the Company is required to prepare an accounting restatement is the earlier to occur of: (i) the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement; or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement. The Company’s obligation to recover Erroneously Awarded Compensation is not dependent on whether the Company files a restated financial statement. A change to the Company’s financial statement that does not represent an error correction is not a Restatement, including without limitation: (i) retrospective application of a change in accounting principle; (ii) retrospective revision to reportable segment information due to a change in the structure of the Company’s internal organization; (iii) retrospective reclassification due to a discontinued operation; (iv) retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; and (v) retrospective revision for stock splits, reverse stock splits, stock dividends or other changes in capital structure.
(p)
“SEC” shall mean the U.S. Securities and Exchange Commission.
(q)
“Transition Period” shall mean any transition period that results from a change in the Company’s Fiscal Year within or immediately following the three completed Fiscal Years immediately preceding the Company’s requirement to prepare a Restatement.

Policy Adopted on: October 26, 2023

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VICTORY CAPITAL HOLDINGS, INC.

CLAWBACK POLICY

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Victory Capital Holdings, Inc. Clawback Policy (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Policy.

As a condition of receiving Incentive Compensation from the Company, the undersigned agrees that any Incentive Compensation received on or after October 2, 2023 is subject to recovery pursuant to the terms of the Policy, and further agrees to abide by the terms of the Policy including, without limitation, by returning any Erroneously Awarded Compensation to the Company reasonably promptly to the extent required by, and in a manner permitted by, the Policy, as determined by the Committee in its sole discretion.

To the extent any agreement or organizational document purports to provide indemnification against any loss of any Erroneously Awarded Compensation, the Covered Executive hereby irrevocably agrees to forego such indemnification.

To the extent the Company’s recovery right conflicts with any other contractual rights the undersigned may have with the Company, the undersigned understands that the terms of the Policy shall supersede any such contractual rights. The terms of the Policy shall apply in addition to any right of recoupment against the undersigned under applicable law and regulations.

The undersigned acknowledges and agrees that any action by the Company to recoup, or any recoupment of, Erroneously Awarded Compensation under the Policy shall not be deemed (i) “good reason” for resignation or to serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to the undersigned, or (ii) to constitute a breach of a contract or other arrangement to which the undersigned is party.

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner permitted by, the Policy.

Sign: _____________________________

Name: ____________________________

Date: _____________________________